Exhibit 99.1

CleanCore Solutions, Inc. (ZONE) Reports Second Quarter FY 2025 Financial Results and Provides Business Update

Omaha, NE, February 14, 2025 - CleanCore Solutions, Inc. (NYSE American: ZONE) (“CleanCore” or the “Company”), developer of patented technology that works as a safe and low-cost replacement for traditional cleaning chemicals, today reported its second quarter 2025 financial results and provided a business update.

Business Highlights:

●	Rapid adoption of CleanCore’s technology with building service contractors for its cost savings and sustainability benefits.

●	Commenced a worldwide rollout with one of the world’s leading enterprise software companies.

●	Expanded international partnerships with Fortune 500 clients, securing market presence in a high-growth regions.

●	Product reengineering initiatives underway to lower cost of goods sold, ensuring long-term financial efficiency.

“We are experiencing strong market adoption, as evidenced by recent contracts in the education and aviation sectors, where organizations are seeking cost-effective, time-saving alternatives to traditional chemical cleaning products,” said Clayton Adams, CEO of CleanCore Solutions. “Over the past few months, we have transitioned to a direct sales recurring revenue model, expanded our customer pilot programs, and increased market traction. While this shift resulted in higher sales costs as pilots increased—leading to a temporary revenue dip and expense increase this quarter—revenue for the six months ended December 31, 2024, grew by 6.5%. This reflects the short-term impact of our new approach, that will give us sustainable and predictable revenue growth in the coming quarters”

“Additionally, we are gaining traction with major organizations, including an international hotel chain piloting our solutions, integration within leading US-based fitness centers, Montessori schools across Minnesota integrating our technology, and a major New York airport deploying our solutions. These partnerships highlight our ability to serve diverse industries with effective, sustainable cleaning solutions. As a growing number of organizations seek safer and more efficient alternatives, we expect this momentum to continue.”

“In fact, we anticipate a significant increase in market demand following the EPA’s recent ban on two carcinogenic chemicals commonly used in consumer and industrial products. Companies that rely on these substances must now transition to safer, chemical-free alternatives to maintain compliance. Because our products meet these standards and align with EPA regulations, we are well-positioned to help businesses navigate this transition seamlessly. As the regulatory landscape evolves and demand for sustainable solutions grows, we are confident in our ability to capture new opportunities, expand our market presence, and drive long-term value for our shareholders.”

Financial Results

Revenue for the three months ended December 31, 2024 was approximately $257,000 compared to approximately $258,000 for the three months ended December 31, 2023. General and administrative expenses increased to approximately $911,000 for the three months ended December 31, 2024, compared to approximately $320,000 for the three months ended December 31, 2023. This increase was primarily related to an increase in professional fees, salaries for new employees, director and officer insurance, and stock-related compensation. Net loss for the three months ended December 31, 2024 was approximately $1.0 million compared to approximately $345,000 for the three months ended December 31, 2023.

The Company’s quarterly report on Form 10-Q for the quarterly period ended December 31, 2024 is scheduled to be filed with the U.S. Securities and Exchange Commission today. The Form 10-Q will also be available on the Company’s website.

About CleanCore Solutions

CleanCore Solutions, Inc. (NYSE American: ZONE) is dedicated to revolutionizing cleaning and disinfection practices by harnessing the power of its patented aqueous ozone technology. The Company’s mission is to empower its customers with cost-effective, sustainable solutions that surpass traditional cleaning methods. Through innovation and commitment to excellence, CleanCore strives to create a healthier, greener future for generations to come. For more information, please visit https://www.cleancoresol.com/.

Forward Looking Statements

This press release contains information about our views of future expectations, plans, and prospects with respect to CleanCore’s business, financial condition, and results of operations that constitute or may constitute forward-looking statements. Any and all forward-looking statements are based on the management’s beliefs, assumptions, and expectations of CleanCore’s future economic performance, taking into account the information currently available to it. These statements are not statements of historical fact. Although CleanCore believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. CleanCore does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Forward-looking statements are subject to a number of factors, risks, and uncertainties, some of which are not currently known to us, that may cause CleanCore’s actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial position. Actual results may differ materially from the expectations discussed in forward-looking statements. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks set forth in “Risk Factors” included in our filings with the SEC.

Investor Relations:

Crescendo Communications, LLC
Email: zone@crescendo-ir.com
Tel: (212) 671-1020